Exhibit 21

Subsidiaries of the Registrant

Chico’s Retail Services, Inc., a Florida corporation

Chico’s Distribution Services, LLC, a Georgia limited liability company

Soma Intimates, LLC, a Florida limited liability company

White House | Black Market, Inc., a Florida corporation

Chico’s Retail Operations, Inc., a Florida corporation

Chico’s Brands Investments, Inc., a Florida corporation

Parrot Wings, LLC, a Florida limited liability company

Chico’s ATSO Limited, a Hong Kong corporation

Lux Parrot SaRL, a Luxembourg limited liability company

Parrot Holdings, LLC, a Florida limited liability company

Ontario Parrot, LP, a Canadian limited partnership

Swiss Parrot, GmbH, a Swiss limited liability company

Chico’s FAS Canada, Co., a Canadian unlimited liability corporation

Chico's FAS Mexico, S. de R.L. de C.V., a Mexican variable capital limited liability company

TellTale, LLC, a Florida limited liability company

FAS BP, LLC, a Florida limited liability company